Quest Diagnostics Adds Jeffrey M. Leiden, M.D., Ph.D., to Board of Directors

MADISON, N.J., Oct. 22, 2014 /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors has elected Jeffrey M. Leiden, M.D., Ph.D., to serve as a director, effective December 1, 2014. Including Dr. Leiden, the Board has 11 members.

Dr. Leiden is the Chairman, President and CEO of Vertex Pharmaceuticals. Dr. Leiden has more than 20 years of scientific and commercial experience in the pharmaceutical and biotechnology industries as well as clinical and scientific experience as a practicing cardiologist and molecular biologist.

"Jeff Leiden's deep management, scientific and clinical background in healthcare will strengthen and complement our Board's capabilities," said Steve Rusckowski, President and CEO, Quest Diagnostics. "Jeff is the third new Board member added this year with significant CEO experience."

Daniel C. Stanzione, Ph.D., Chairman of the Board of Directors of Quest Diagnostics, added: "Dr. Jeff Leiden has a distinguished career in healthcare, and given his extensive board experience he brings governance expertise as well. We are pleased to welcome him to the Quest Board."

Prior to joining Vertex in 2011, Dr. Leiden was a Managing Director at Clarus Ventures, a life sciences venture capital firm he joined in 2006. From 2000 to 2006, he served as President and Chief Operating Officer and Chief Scientific Officer, at Abbott Laboratories where he had responsibility for managing all aspects of Abbott's global pharmaceutical business.

Dr. Leiden began his career as a practicing cardiologist and molecular biologist. From 1987 to 2000, Dr. Leiden held several academic and hospital appointments, including roles as Chief of Cardiology at the University of Chicago, the Elkan R. Blout Professor of Biological Sciences at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School. Dr. Leiden has held a number of board positions in private and public pharmaceutical and biotechnology companies, including non-executive Vice Chairman for Shire Pharmaceuticals plc and Director of Millennium Pharmaceuticals, Inc. as well as Chairman of the Board of TyRx and Lycera. He is currently a trustee of the Brigham and Women's Hospital, a member of the Scientific Advisory Board of Boston Children's Hospital, and a member of The Board of Fellows of The Harvard Medical School. He is a fellow of the American Academy of Arts and Sciences, and an elected member of the Institute of Medicine of the National Academy of Sciences. He also serves on Massachusetts Governor Deval Patrick's STEM Advisory Council.

 About Quest Diagnostics
Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic information services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com. Follow us at Facebook.com/QuestDiagnostics and Twitter.com/QuestDX.